B.B.I., INC.
5005 Riverway #440
Houston, Texas 77056
713-623-2219

LETTER OF INTENT

This agreement when executed by the undersigned will set forth their mutual understanding whereby ALTUS EXPLORATIONS, INC. agrees to acquire from B.B.I. INC./ESCOPETA OIL COMPANY, L.L.C. the described interests in certain oil, gas and mineral leases in the Cook Inlet Basin of Alaska, U.S.A. under the following terms and conditions:

1. SUBJECT TRACTS:

Alaska State lease numbers ADL #8212 consisting of 5689 net acres; ADL #38213 consisting of 5670 net acres and ADL #389935 consisting of 5673 net acres, these lease collectively total 17,122 net acres and are collectively designated for the purpose of this agreement as the North Alexander Project.

2. PURCHASE PRICE:

Altus Explorations agrees to pay B.B.I., Inc. the total purchase price for the 17,122 net acres of $1,284,150.00 payable as follows:

1) The sum of $100,000 payable upon execution of a final purchase and sale agreement.

2) The additional sum of $50,000 on or before January 15, 2004.

3) The balance of $1,134,150.00 payable prior commencement of drilling, which is scheduled for January 2005.

3. ADDITIONAL COSTS:

Additional costs due at signing are as follows:

1) The sum of $10,000 as reprocessing fee for Seismic Lines #5, 7 and 2. The sum of $10,000 for a geological report.

4. NET REVENUE INTEREST:

Upon payment of all of the items enumerated in Paragraph 2 (supra) B.B.I./Escopeta will deliver to Altus Exploration a .75000 Net Revenue Interest in each of the described leases.

Accepted and Agreed to this 22nd day of October, 2003.

/s/ Danny S. Davis
B.B.I., Inc./Escopeta Oil Company, L.L.C.
(By) Danny S. Davis

/s/ William M. Cox
Altus Exploration Inc.
(By) William M. Cox, President